Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” and to the use of our report dated April 20, 2007, except as to Note 14 as to which the date is May 8, 2007; Note 15, as to which the date is June 22, 2007; and Note 2.A, as to which the date is September 24, 2007, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-142842) and related Prospectus of Targanta Therapeutics Corporation dated October 5, 2007.

/s/    Ernst & Young LLP

Chartered Accountants

Montréal, Canada

October 4, 2007